Exhibit 99.1

For:	THE OHIO ART COMPANY	Contact:	RON COMO & ASSOCIATES, INC.
	One Toy Street		330 East 46th St., Suite 7C
	P.O. Box 111		New York, NY 10017
	Bryan, OH 43506		Tel: (212) 557-4140
Jerry D. Kneipp
Chief Financial Officer
	Tel: (419) 636-3141		Immediate Release

THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR

THE FOURTH QUARTER AND YEAR ENDED JANUARY 31, 2004

BRYAN, OHIO, APRIL 2, 2004 — The Ohio Art Company, (ASE-OAR), today announced operating results for the fourth quarter and for the fiscal year ended January 31, 2004.

Net sales decreased approximately 21% to $6,948,000 for the quarter ended January 31, 2004 from $8,796,000 for the quarter ended January 31, 2003.  Net sales decreased approximately 23% from $37,334,000 for the year ended January 31, 2003 to $28,682,000 for the year ended January 31, 2004. One of our key toy categories, Betty Spaghetty® fashion doll, was buffeted in the marketplace by competitive dolls in most major markets.  This loss of volume adversely affected our results during the entire fiscal year.

The drawing toy category, which features the Etch A Sketch® drawing toy, recorded comparable results to fiscal 2003.  Non-toy volume for fiscal 2004 increased slightly as the Diversified Products Lithography Division reported a 7.6 percent increase, but the Diversified Products Injection Molding Division reported less volume than the year before.

Net income before taxes for the fourth quarter ended January 31, 2004 amounted to $197,000 compared to a net income before taxes of $786,000 during the quarter ended January 31, 2003.

Net loss before taxes for the year ended January 31, 2004 amounted to $640,000 versus a net income before taxes of $2,172,000 for the year ended January 31, 2003.  Net loss after taxes for the year was $447,000 or $.51 per share on 874,000 average shares outstanding, compared to a net income of $1,229,000 or $1.41 per share, on 873,000 average shares outstanding during fiscal year 2003.  For the fourth quarter, net income after taxes amounted to $102,000 or $.12 per share on 874,000 average shares outstanding, compared to a net income of $338,000 or $0.39 per share on 873,000 average shares outstanding during the quarter ended January 31, 2003. Fiscal 2004 results were positively impacted by improved profitability in the Diversified Products Lithography Division.  However, these results were more than offset by the loss of profit generated in fiscal year 2003 from fashion doll volume and related licensing income.  At the end of fiscal 2004 the Company closed its trucking/maintenance subsidiary, Trinc, continuing corporate efforts to lower overhead.

The Company has filed a letter with the American Stock Exchange requesting withdrawal from listing.  Subsequently, an application for withdrawal was filed with the Securities and Exchange Commission.  This application is currently under review by the SEC.  The Company expects that its stock will trade on the Pink Sheets® if the application for withdrawal is approved.

In March 2004, The Ohio Art Company and Pilot Pen Corporation of America have agreed in principle to have Ohio Art manufacture, distribute and market Pilot Pen’s Magna Doodle brand products in the United States and other world wide markets with the exception of Japan and Korea.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch® drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement.  Product lines include “Making Creativity Fun” activity toys, such as Etch A Sketch®, Betty Spaghetty® fashion doll, and A.R.M. 4000 XL™.  In addition, the company’s Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated.  For a discussion of factors that may affect actual results, investors should refer to the Company’s most recent Form 10-K filed with the SEC.  The Company assumes no obligations to update any forward-looking statements contained in this release.

THE OHIO ART COMPANY AND SUBSIDIARIES

(Thousands Except Per Share Data)

	YearEnded		Three Months Ended
	1/31/04	1/31/03	1/31/04	1/31/03
Net Sales	$28,682	$37,334	$6,948	$8,796
Income (Loss) Before Taxes	(640)	2,172	197	786
Provision for (benefit from) Income Taxes	(193)	943	95	448
Net Income (Loss)	(447)	1,229	102	338
Net Income (Loss) Per Share	(0.51)	1.41	0.12	0.39
Average Shares Outstanding	874	873	874	873